Exhibit 4.1

DESCRIPTION OF THE AMALGAMATED FINANCIAL CORP.’S SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

References to “we,” “us,” “our” and “Amalgamated Financial” herein refer to Amalgamated Financial Corp, a Delaware public benefit corporation.

The following description includes summaries of the material terms of the Amalgamated Financial capital stock. Because it is a summary, it may not contain all the information that is important to you. For a complete description, reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Amalgamated Financial certificate of incorporation (“Certificate of Incorporation”), and the Amalgamated Financial bylaws (“Bylaws”), each of which is incorporated herein by reference and is filed as an exhibit to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation and our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”)

General

The authorized capital stock of Amalgamated Financial consists of 70,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The outstanding shares of our common stock are fully paid and nonassessable. No shares of Amalgamated Financial preferred stock are currently outstanding.

This summary of the material rights and features of Amalgamated Financial capital stock does not purport to be exhaustive and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, and to applicable Delaware law.

Common Stock

Dividends. Subject to the rights and preferences of the holders of any outstanding shares of preferred stock, dividends may be declared and paid on Amalgamated Financial common stock only out of Amalgamated Financial’s surplus (as defined and computed in accordance with the provisions of the DGCL) or if it has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, dividends may only be declared by the board of directors, and the board’s ability to declare dividends is subject to limitations under applicable law and regulation.

Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of Amalgamated Financial, holders of common stock are entitled to share equally and ratably in Amalgamated Financial’s assets, if any, remaining after the payment of all debts and liabilities and the liquidation preference of any outstanding preferred stock.

Voting Powers. Holders of Amalgamated Financial common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Under the Amalgamated Financial Bylaws, a majority in voting power of the shares of Amalgamated Financial entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum to transact business. Once a quorum is present, except as otherwise provided by law, our Certificate of Incorporation, our Bylaws or in respect of the election of directors, all matters to be voted on by Amalgamated Financial’s stockholders must be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. In the case of an election of directors, where a quorum is present, a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election will be sufficient to elect each director; provided, however, that if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes of the shares represented in person or by proxy and entitled to vote in the election. No holders of Amalgamated Financial common stock are entitled to cumulative voting.

Preemptive or Other Rights. Amalgamated Financial common stockholders have no preemptive or subscription rights or other right to purchase, subscribe for or take any part of any shares of capital stock in Amalgamated Financial of any class or series. The rights, preferences, and privileges of common stockholders are subject to those of any classes or series of preferred stock that Amalgamated Financial may issue in the future.

Preferred Stock

Amalgamated Financial is authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of its board of directors. The board of directors is authorized to fix the designation of the series, the number of authorized shares of any series, the relative powers, preferences and rights and the qualifications, limitations and restrictions applicable to each series of preferred stock. The authorized shares of preferred stock are available for issuance without further action by the Amalgamated Financial stockholders, unless such action is required by applicable law or the rules of any stock exchange on which Amalgamated Financial securities may be listed.

Transfer Agent and Registrar

The transfer agent and registrar for Amalgamated Financial common stock is American Stock Transfer & Trust Company, LLC.

Listing and Trading

Amalgamated Financial common stock is listed on The Nasdaq Global Market under the symbol “AMAL”.

Anti-takeover Effects

The provisions of our Certificate of Incorporation and Bylaws and the DGCL summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of management more difficult.

Authorized but Unissued Stock. Upon the affirmative vote of at least a majority of the entire board of directors, the authorized but unissued shares of common stock and “blank check” preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company’s management.

Number of Directors and Vacancies. Our Bylaws provide that the number of directors shall be fixed from time to time by resolution of at least a majority of the total number of directors Amalgamated Financial would have if there were no vacancies then in office, but there may not be fewer than seven nor more than 21 directors. Our Bylaws provide that all vacancies on the board of directors, including newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the remaining directors for the unexpired term.

Ability to Call a Special Meeting. Special meetings of our stockholders may be called only (i) by a majority of the board of directors, the chair of the board of directors, any vice chair of the board of directors, the president or the chief executive officer; or (ii) by the secretary, following written demand to call a special meeting of the stockholders from stockholders of record who own at least two-thirds of all of the outstanding shares of common stock of Amalgamated Financial then entitled to vote on the matter or matters to be brought before the proposed special meeting. Any such stockholder demand must also be in the form set forth in, and contain the information required by, our Bylaws.

Stockholder Proposals. For any director nominations or any other business to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice to the secretary of Amalgamated Financial (i) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day that is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; or (ii) with respect to any other annual meeting of stockholders, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (A) the 90th day prior to the annual meeting and (B) the close of business on the 10th day following the first date of public disclosure of the date of such meeting. In the case of a special meeting, the stockholder’s notice must be delivered to the secretary of Amalgamated Financial not earlier than the close of business on the 120th day prior to the date of the special meeting and not later than the close of business on the later of (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting. Any such stockholder’s notice must also be in the form set forth in, and contain the information required by, Amalgamated Financial’s Bylaws.

Business Combinations under Delaware Law. Amalgamated Financial has not opted out of Section 203 of the DGCL in its Certificate of Incorporation. Under Section 203 of the DGCL, subject to exceptions, Amalgamated Financial is prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an “interested stockholder” generally includes current and certain former holders of 15% or more of Amalgamated Financial’s outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring Amalgamated Financial to negotiate in advance with its board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Delaware Public Benefit Corporation

A Delaware public benefit corporation indicates in its organizing documents a commitment to promoting one or more public benefits. In addition, benefit corporation directors have a fiduciary duty—established by statute—to consider a range of stakeholders when making decisions, including but not limited to the corporation’s stockholders. Thus, while a benefit corporation is a for-profit entity, its directors are duty-bound to follow a “triple bottom line” approach to running the business—pursing profit, promoting one or more public benefits, and considering a range of stakeholders (including the environment) affected by the corporation’s actions. Promoting a public benefit is not just an optional, or discretionary activity.

As a Delaware public benefit corporation, the relevant Delaware statute imposes a balancing test on Amalgamated Financial’s directors. It requires the directors to manage the corporation in a manner that balances (i) the stockholders’ pecuniary interests, (ii) the interests of those materially affected by the corporation’s conduct, and (iii) the public benefits identified in the corporation’s certificate of incorporation. This tripartite balancing requirement means that the directors of a Delaware public benefit corporation must balance the pecuniary interests of its stockholders with the interests of other persons, entities or communities and the specific public benefits identified in the certificate of incorporation. In addition, Amalgamated Financial must, at least every two years, issue to stockholders a statement as to the corporation’s promotion of (i) the public benefits identified in the certificate of incorporation and (ii) the best interests of those materially affected by the corporation’s conduct. Amalgamated Financial’s Certificate of Incorporation provides that its purpose includes creating a material positive impact on society and the environment, taken as a whole.

Indemnification of Directors, Officers, and Employees; Limitation on Liability

Amalgamated Financial’s Bylaws provide that it shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, or employee of Amalgamated Financial or, while a director, officer, or employee of Amalgamated Financial, is or was serving at the request of Amalgamated Financial as a director, officer, or employee of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, Amalgamated Financial shall only be required to indemnify a person in connection with such a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by Amalgamated Financial’s board of directors.

The foregoing right to indemnification includes the right to an advancement of expenses actually and reasonably incurred by a director, officer, or employee of Amalgamated Financial in defending any such proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined by final adjudication from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

Amalgamated Financial’s Bylaws also provide that it may purchase and maintain insurance on behalf of any person who is or was a director, officer, or employee of Amalgamated Financial, or is or was serving at the request of Amalgamated Financial as a director, officer, or employee of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Amalgamated Financial would have the power to indemnify him or her against such liability under the provisions of the DGCL.

In addition, Amalgamated Financial’s Certificate of Incorporation provides that the liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated or limited to the fullest extent permitted by applicable law, and that if applicable law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the director shall be eliminated or limited to the fullest extent permitted by applicable law, as so amended. Further, as a Delaware public benefit corporation, the DGCL permits, and Amalgamated Financial’s Certificate of Incorporation provides, that any disinterested failure by a director to satisfy his or her fiduciary duties shall not, for the purposes of Sections 102(b)(7) and 145 of the DGCL, or for the purposes of any use of the term “good faith” in Amalgamated Financial’s Certificate of Incorporation or Bylaws in regard to the indemnification or advancement of expenses of officers, directors, and employees, constitute an act or omission not in good faith, or a breach of the duty of loyalty. Finally, the DGCL provides that Amalgamated Financial’s director’s decision implicating the requirement under the DGCL that a director of a public benefit corporation balance the stockholders’ pecuniary interests, the best interests of those materially affected by Amalgamated Financial’s conduct, and the public benefit identified in Amalgamated Financial’s Certificate of Incorporation will be deemed to satisfy such director’s fiduciary duties to stockholders and Amalgamated Financial if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.

Stockholder Vote on Fundamental Issues

As a public benefit corporation, Amalgamated Financial may not merge or consolidate with or into another entity if, as a result of such merger or consolidation, the shares in Amalgamated Financial would become, or be converted into or exchanged for the right to receive, shares or other equity interests in a domestic or foreign corporation that is not a public benefit corporation or similar entity unless such merger or consolidation is approved by the holders of two-thirds of the outstanding stock of Amalgamated Financial. Any other merger or consolidation, subject to certain exceptions contained in the DGCL, requires the approval of the holders of a majority of the outstanding stock of Amalgamated Financial.